Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Elephant Talk Communications Corp. (the “Company”) of our report dated March 30, 2016, relating to the consolidated financial statements of Elephant Talk Communications Corp. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Elephant Talk Communications Corp. for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Squar Milner LLP

Los Angeles, California

October 21, 2016